As filed with the Securities and Exchange Commission on November 30, 2005.
Registration No. 333-119263

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OXFORD INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-0831862
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Oxford Industries, Inc.
222 Piedmont Avenue, NE
Atlanta, Georgia 30308
(404) 659-2424
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sheridan B. Johnson
Secretary
Oxford Industries, Inc.
222 Piedmont Avenue, NE
Atlanta, Georgia 30308
(404) 659-2424
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Tony W. Rothermel
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, par value $1.00 per share	485,243 shares	$56.47	$27,401,673	$2,932

(1)	Amount does not include an additional 2,463 shares of common stock being carried forward from Registration Statement No. 333-119263 on Form S-3 pursuant to Rule 429 of the Securities Act of 1933, as amended, that was filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on September 24, 2004 at which time the applicable filing fee was paid for such additional securities.

(2)	Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low trading prices of the common stock on the New York Stock Exchange on November 25, 2005, in accordance with Rule 457(c).
          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
          Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus also relating to Registration Statement No. 333-119263 previously filed by the registrant on Form S-3 and declared effective on October 7, 2004. This registration statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-119263 and such Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this registration statement.

The information in this prospectus is not complete and may be amended or changed. The selling shareholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2005
PROSPECTUS
487,706 Shares
OXFORD INDUSTRIES, INC.
Common Stock

          This prospectus relates to the resales from time to time of up to 487,706 shares of common stock of Oxford Industries, Inc. by certain of our shareholders. All of these shares are currently held by the selling shareholders.
          We will not receive any of the proceeds from the sale of the shares being offered. We are registering these shares for resale, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders.
          Sales of the common stock may be effected from time to time in one or more transactions on the New York Stock Exchange or otherwise at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. If required, the names of any agents, underwriters or dealers and any other required information will be set forth in an accompanying prospectus supplement.
          Our common stock is listed on the New York Stock Exchange under the symbol “OXM.” On November 29, 2005, the last reported sale price of our Common Stock on the New York Stock Exchange was $56.07 per share. The shares of our Common Stock offered pursuant to this prospectus have been listed on the New York Stock Exchange. Any shares issued to the selling shareholders in the future will be listed on the New York Stock Exchange at the time of issuance.

          Investing in our Common Stock involves material risks. See “Risk Factors” beginning on page 6 for a discussion of these risks.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, the selling shareholders may offer and sell up to 487,706 shares of common stock in one or more transactions. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
          The registration statement that contains this prospectus contains additional information about our company and the common stock offered under this prospectus, including information about the expenses incurred in connection with this offering, indemnification provided to our directors and officers, exhibits and certain undertakings we have agreed to. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings from the New York Stock Exchange, please call (212) 656-5060.
          We “incorporate by reference” into this prospectus the information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, until the selling shareholders have sold all of the securities offered by this prospectus:
•	Our Annual Report on Form 10-K for the year ended June 3, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 2, 2005;

•	Our Current Reports on Form 8-K filed on July 14, 2005, August 31, 2005, September 26, 2005 and November 10, 2005; and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A which became effective on July 23, 1960.
You may also request a copy of these filings at no cost (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into the filing), by writing or calling us at the following address:
Oxford Industries, Inc.
222 Piedmont Avenue, NE
Atlanta, Georgia 30308
(404) 659-2424
Attention: Corporate Secretary
          You should only rely on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of such documents.
OXFORD INDUSTRIES, INC.
          Oxford Industries, Inc. was founded in 1942. We are a producer and marketer of branded and private label apparel for men, women and children and operator of restaurants and retail stores. We provide retailers and consumers with a wide variety of apparel products and services to suit their individual needs.
          Our owned brands include the following:

Tommy Bahama®	Oxford Golf™
Indigo Palms®	Cattleman®
Island Soft®	Cumberland Outfitters®
Ben Sherman®	Ely®
          We also hold exclusive licenses to produce and sell certain product categories under the following brands:

Tommy Hilfiger®	Dockers®
Nautica®	Cubavera®
Oscar de la Renta®	Havanera®
Geoffrey Beene®	Evisu®
Slates®	Nick(it)™
Orvis® Signature™
          Our customers are found in every major channel of distribution including:

National chains	Department stores
Specialty catalogs	Specialty stores
Mass merchants	Internet retailers
Our retail stores	Our internet websites

          Where we sell product under the same brand name to two or more customers, whether the brand is owned by us or a third party, we consider such sales to be “branded” sales. For example, we sell Tommy Bahama brand apparel to Nordstrom’s, Saks Fifth Avenue and many other customers. Where we sell product under a brand name exclusively to one customer, whether the brand is owned by us, the customer or a third party, we consider such sales to be “private label” sales. For example, we produce L.L. Bean products only for L.L. Bean Inc. and consider such sales to be private label.
          Our business is operated through the following segments:

Segment	Description of the Business

Menswear Group	Produces branded and private label dress shirts, sport shirts, dress slacks, casual slacks, suits, sportcoats, suit separates, walkshorts, golf apparel, outerwear, sweaters, jeans, swimwear, footwear and headwear, licenses its brands for accessories and other products and operates retail stores.

Womenswear Group	Produces private label women’s sportswear separates, coordinated sportswear, outerwear, dresses and swimwear.

Tommy Bahama Group	Produces lifestyle branded casual attire, operates retail stores and restaurants, and licenses its brands for accessories, footwear, furniture, and other products.
See note 11 of “Notes to Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended June 3, 2005 for more details on each of our segments.
          On June 13, 2003, we acquired all of the outstanding capital stock of Viewpoint International, Inc., which we operate as the Tommy Bahama Group. The purchase price for the Tommy Bahama Group consisted of $240 million in cash, $10 million in our Common Stock and up to $75 million in contingent payments that are subject to the Tommy Bahama Group achieving certain performance targets during the four years subsequent to the acquisition, as described in note 2 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended June 3, 2005. The earn-out was earned in full for year 1 and year 2 as the performance targets were achieved in each year.

          We are a Georgia corporation and our principal executive offices are located at 222 Piedmont Avenue, NE, Atlanta, Georgia 30308. Our telephone number is (404) 659-2424. Our website address is www.oxfordinc.com. Information on our website does not constitute part of this prospectus.
          Our fiscal year ends on the Friday nearest May 31st.

RISK FACTORS
          You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to invest in shares of our Common Stock.
We may experience volatility in our stock price.
          The market price of our Common Stock has experienced, and may continue to experience, significant volatility from time to time. For example, in the 52 weeks ended November 29, 2005, our Common Stock traded between $33.34 per share and $56.99 per share. Such volatility may be affected by factors such as our quarterly operating results or changes in the economy, financial markets or apparel and retail industries. In recent years, the U.S. stock markets have experienced extreme price and volume fluctuations, which have sometimes affected the market price of the securities issued by a particular company which may be unrelated to the operational performance of the company. This type of market effect could impact our Common Stock price as well. The volatility of our Common Stock means that it is more likely that our Common Stock will have traded down substantially at such time as you may look to sell your shares of our Common Stock.
We may owe contingent payments to the selling shareholders; these payments, which may be paid in cash, are contingent on earnings of the Tommy Bahama Group that may be non-cash; we may have difficulty making the payments if our other operations suffer; and you may experience dilution if we issue common stock in the future for a portion of the contingent payments.
          Under the terms of our acquisition of the Tommy Bahama Group, we are required to make up to $75 million in performance-based contingent payments to the selling shareholders of the Tommy Bahama Group over the four years following the Tommy Bahama Group acquisition. The contingent payments are comprised of an annual basic contingent payment and a cumulative additional contingent payment. The earnings upon which these payments are contingent may not be cash-based; we may therefore have difficulty in making cash payments. In addition, if the acquired Tommy Bahama Group business is successful but the rest of our business is not successful, we may have difficulty making the contingent payments or, if we do make the contingent payments, we could have insufficient cash for our business objectives. Also, if we issue common stock for a portion of the contingent payments, you may experience substantial dilution.
          Certain of the selling shareholders (Messrs. Margolis and Dalla Gasperina) are key members of management of the Tommy Bahama Group business. It is possible that their interests with respect to the contingent payments will differ from the interests of Oxford. For example, they may have incentives to maximize the profitability of the Tommy Bahama Group during the term of the earnout agreement to the detriment of the longer term prospects for the business.
FORWARD-LOOKING STATEMENTS
          This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future capital expenditures, the likelihood of our success in developing and introducing new products and expanding our business, the timing of the introduction of new and modified products or services, financing plans, working capital needs and sources of liquidity.

          Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, expected outcomes of pending litigation, competitive conditions, general economic conditions and expected synergies in connection with acquisitions and joint ventures. These beliefs and assumptions could prove inaccurate.
          Forward-looking statements involve risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Many of these risks and uncertainties are beyond our ability to control or predict. Such risks include, but are not limited to, all of the risks discussed under “Risk Factors” and the following:
•	general economic cycles;

•	competitive conditions in our industry;

•	price deflation in the worldwide apparel industry;

•	our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products;

•	changes in trade quotas or other trade regulations, including “safe guard” quotas;

•	our ability to continue to finance our working capital and growth on acceptable terms;

•	significant changes in weather patterns (e.g., an unseasonably warm autumn) or natural disasters such as hurricanes, fires or flooding;

•	the price and availability of raw materials and finished goods;

•	the impact of rising energy costs on our costs and consumer spending;

•	our dependence on and relationships with key customers;

•	consolidation among our customer base;

•	the ability of our third party producers to deliver quality products in a timely manner;

•	potential disruptions in the operation of our distribution facilities;

•	any disruption or failure of our computer systems or data network;

•	the integration of our acquired businesses;

•	our ability to successfully implement our growth plans, including growth by acquisition;

•	unforeseen liabilities associated with our acquisitions;

•	economic and political conditions in the foreign countries in which we operate or source our products;

•	increased competition from direct sourcing;

•	our ability to maintain our licenses;

•	our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors’ products;

•	our reliance on key management and our ability to develop effective succession plans;

•	our ability to develop and maintain an effective organization structure;

•	risks associated with changes in global currency exchange rates;

•	changes in interest rates on our variable rate debt;

•	the impact of labor disputes, wars or acts of terrorism on our business;

•	the effectiveness of our disclosure controls and procedures related to financial reporting;

•	our ability to maintain current pricing on our products given competitive or other factors; and

•	our ability to expand our retail operations.
          We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS
          We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus, but we have agreed to bear all expenses (other than direct expenses incurred by the selling shareholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering such shares under federal and state securities laws. We are registering the shares for sale to provide the selling shareholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders.

SELLING SHAREHOLDERS
          Pursuant to a registration rights agreement dated as of June 13, 2003 among the selling shareholders and us, we agreed to register with the SEC resales of any shares of our Common Stock received by the selling shareholders in connection with our acquisition of Viewpoint International, Inc. (now the Tommy Bahama Group) from the selling stockholders of Viewpoint International, Inc.
          The selling shareholders received 776,400 shares at the time of the Tommy Bahama acquisition. In addition, pursuant to an earnout agreement dated as of June 13, 2003 among the selling stockholders of Viewpoint International, Inc. and us, upon achievement of certain milestones by our Tommy Bahama Group, the selling shareholders may receive up to $12.5 million from us in each of the first four years following the Tommy Bahama acquisition. They can opt to receive up to half of their annual earnout payment in shares of common stock (valued at $12.88 per share) in each of the first two years. We have the right to pay up to half of the annual earnout payment in shares of common stock (valued at the then current market price of the common stock) in each of the four years (in the first two years, only to the extent that the selling shareholders have not opted to receive shares of common stock).
          With respect to the first year, the full $12.5 million was earned and the selling shareholders opted to receive 485,243 shares of our Common Stock (which we issued on August 16, 2004) in payment of half of the first year earnout payment. In accordance with the earnout agreement, we paid cash to the selling shareholders in payment of the other half of the first-year earnout payment. With respect to the second year, the full $12.5 million was earned and the selling shareholders opted to receive 485,243 shares of our Common Stock (which we issued on November 23, 2005) in payment of half of the second-year earnout payment. In accordance with the earnout agreement, we paid cash to the selling shareholders in payment of the other half of the second-year earnout payment.
          This prospectus relates to resales of up to 487,706 shares of our Common Stock issued to the selling shareholders in August 2004 and November 2005, and not previously sold by them. If and when we issue additional shares pursuant to the earnout agreement, we will file one or more additional registration statements to cover resales of these shares.
          Under the registration rights agreement, prior to selling any shares covered by the registration rights agreement, a selling shareholder must offer us the right to purchase those shares at a price per share equal to the average of the high and low per share sales prices of a share of common stock on the trading day immediately preceding the date that the selling shareholder offers us the shares. If we decline to purchase any of the shares so offered, the selling shareholder may sell those shares at any time within 90 days of the offer to us. At the expiration of the 90-day period, the selling shareholder must again offer the shares to us prior to selling them.
          The following table sets forth as of November 25, 2005:
•	the name of each selling shareholder;

•	the nature of any position, office or other material relationship each selling shareholder has had within the past three years with us or any of our predecessors or affiliates;

•	the number of shares of common stock beneficially owned by each selling shareholder;

•	the maximum number of shares of common stock that may be offered or sold by each selling shareholder under this prospectus; and

•	the amount of common stock to be owned by each selling shareholder upon the completion of the offering if all shares covered by this registration statement are sold.

				Shares Beneficially
	Shares Beneficially			Owned After
	Owned Prior to Offering(1)			Offering(1)
			Maximum
		Percentage	Number of Shares		Percentage
Names of Selling Shareholders(2)	Number	of Class	Being Offered	Number	of Class
SKM-TB, LLC(3)	172,528	*	172,528	—	0%
Whole Duty Investment Ltd. (4)	154,547	*	154,547	—	0%
S. Anthony Margolis(5)	74,972	*	74,972	—	0%
Margolis Family Stock Trust for the benefit of Jodi Koopman(6)	1,568	*	1,568	—	0%
Margolis Family Stock Trust for the benefit of David Margolis(6)	1,568	*	1,568	—	0%
Margolis Family Stock Trust for the benefit of Lucas Margolis(6)	1,568	*	1,568	—	0%
Margolis Family Stock Trust for the benefit of Katelyn Margolis(6)	1,568	*	1,568	—	0%
Margolis Family Stock Trust for the benefit of Brandon Margolis(6)	1,568	*	1,568	—	0%
William S. Sterns III, Trustee(6)	7,840	*	7,840	—	0%
Bonita Beach Blues Inc.(7)	23,683	*	23,683	—	0%
Lucio Dalla Gasperina(8)	54,136	*	54,136	—	0%
Total(9)	487,706	2.8%	487,706	—	0%

*	Indicates less than 1%.

(1)	Each beneficial owner listed in the table has both voting and investment power over the applicable shares unless otherwise indicated. The amounts and percentages of common stock beneficially owned prior to this offering have been calculated in accordance with applicable SEC regulations. These regulations require shares underlying stock options or warrants to be considered outstanding (solely for purposes of calculating the relevant holder’s percentage) if they are issuable within 60 days of November 25, 2005. The percentages of beneficial ownership are based on an aggregate of 17,603,213 shares of our Common Stock outstanding as of November 25, 2005.

(2)	Each of the selling shareholders listed in the table was a stockholder of Viewpoint International, Inc., which we refer to throughout this prospectus as the Tommy Bahama Group, prior to its acquisition by us.

(3)	SKM Equity Fund III, L.P. is the managing member of SKM-TB, LLC. SKM Partners, LLC is the general partner of SKM Equity Fund III, L.P. One current partner and one former partner of SKM Partners, LLC, John F. Megrue, Jr. and David J. Oddi (each of whom disclaims control of SKM Partners, LLC and SKM-TB, LLC), were directors of the Tommy Bahama Group prior to its acquisition by us. SKM Partners, LLC, is controlled by a management committee consisting of Allan W. Karp and John F. Megrue, Jr. Apax Partners, L.P., the successor to Saunders Karp & Megrue, L.P., an affiliate of SKM Equity Fund III, L.P., provided the Tommy Bahama Group with financial advisory services pursuant to an advisory agreement which was terminated upon our acquisition of the Tommy Bahama Group.

(4)	Whole Duty Investment Ltd. is controlled by Yeung Yuk Wai.

(5)	Mr. Margolis has been a Group Vice President of our Company and Chief Executive Officer of the Tommy Bahama Group (formerly known as Viewpoint International, Inc.) since 2003. Prior to joining our Company, Mr. Margolis had been the Chief Executive Officer and President of Viewpoint International, Inc. since 1992.

(6)	Mr. Sterns is the sole trustee of each of the indicated trusts and may be deemed to be the beneficial owner of the shares held by each such trust. Mr. Sterns is not selling any shares in this offering in his personal capacity. All shares indicated as being sold by Mr. Sterns are shares attributed to him, but being sold by the trusts.

(7)	Bonita Beach Blues Inc. is controlled by Robert Emfield.

(8)	Mr. Gasperina is currently Executive Vice President of the Tommy Bahama Group and also served in that capacity prior to our acquisition of the Tommy Bahama Group.

(9)	All totals do not reflect amounts listed next to Mr. Sterns as sole trustee, as such shares are duplicative of those held by the indicated trusts. See note (6).

PLAN OF DISTRIBUTION
          The sale of common stock by the selling shareholders and any of their pledgees, assignees and successors-in-interest pursuant to this prospectus may be effected from time to time in one or more transactions on the New York Stock Exchange or otherwise at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
          The selling shareholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers. Such sales may be in the form of:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	exchange distributions in accordance with the rules of the New York Stock Exchange or any other applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	agreements between broker-dealers and the selling shareholders to sell a specified number of shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          Agents or underwriters acting on behalf of the selling shareholders may receive compensation from the selling shareholders or from purchasers of the common stock for whom they act as agent in the form of discounts, concessions or commissions. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Agents, underwriters and dealers that participate in the distribution of common stock may be deemed to be underwriters for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and any discounts, concessions or commissions received by them from the selling shareholders and any profit on the resale of common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.
          The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders may also pledge or loan the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus. Any of these transactions, if undertaken, may have the effect of lowering the trading price of the common stock.
          The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of our Common Stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision on the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus.
          At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholders and any other required information.
          If sold through third parties, in most states, the shares must be sold through registered or licensed brokers or dealers. We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
          We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. We estimate that we will spend approximately $16,700 for expenses in connection with the offering of shares by the selling shareholders.
          Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.
VALIDITY OF COMMON STOCK
          The validity of the common stock offered hereby will be passed upon for us by Sheridan B. Johnson, our Corporate Secretary. As of November 29, 2005, Ms. Johnson did not own any shares of our Common Stock nor did she have any options to purchase shares.
EXPERTS
          Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 3, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of June 3, 2005, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

487,706 Shares
OXFORD INDUSTRIES, INC.
Common Stock

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution*

SEC registration fee	$2,932
Legal fees and expenses	5,000
Accounting fees and expenses	3,750
Printing expenses	5,000
Miscellaneous	0

Total	$16,682

*	All expenses, other than the SEC registration fee, are estimated.
Item 15. Indemnification of Directors and Officers
          The registrant is incorporated under the laws of the State of Georgia. The articles of incorporation and bylaws of the registrant provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by the Georgia Business Corporation Code.
          Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.
          Section 14-2-852 of the Georgia Business Corporation Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.
          Subsection (c) of Section 14-2-857 of the Georgia Business Corporation Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.
          As permitted by the Georgia Business Corporation Code, Article XII of the registrant’s Articles of Incorporation provides that a director shall not be personally liable to the registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of the registrant, (b) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the director’s personal liability for the improper portion of any distribution by the registrant (as measured against the solvency of the registrant) approved by the director; provided that the director violated his or her duties of good faith or care, or (d) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation of the registrant further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the registrant shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Article XII of the registrant’s articles of incorporation also provides that neither the amendment or repeal of such Article XII nor the adoption of any provision of the registrant’s articles of incorporation inconsistent with such Article XII shall eliminate or adversely affect any right of protection of a director of the registrant existing immediately prior to such amendment, repeal or adoption.
          Under Article VI of the registrant’s bylaws, the registrant is required to indemnify each person who is now, has been, or who will hereafter become a director or officer of the registrant, whether or not then in office. The registrant is required to indemnify any such director or officer against all costs and expenses reasonably incurred by or imposed upon him or her in connection with or resulting from any demand, action, suit or proceedings or threat thereof, to which he or she may be a party as a result or by reason of his being or having been a director or officer of the registrant or of any other corporation which he serves as director or officer at the request of the registrant, except in relation to matters as to which a recovery shall be had against him or penalty imposed upon him by reason of his having been finally adjudged in such action, suit or proceedings to have been derelict in the performance of his duties as such director or officer. The foregoing right to indemnity includes reimbursement of the amounts and expenses paid in settling any such demand, suit or proceedings or threat thereof when settling the same appears to the board of directors of executive committee of the registrant to be in the best interests of the registrant, and is not exclusive of other rights to which such director or officer may be entitled as a matter of law.
          The registrant’s directors and executive officers are insured against damages from actions and claims incurred in the course of performing duties, and the registrant is insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.
Item 16. Exhibits

Exhibit	Description
2.1	Stock Purchase Agreement, dated as of April 26, 2003, among Viewpoint International, Inc., the Stockholders of Viewpoint International, Inc. and the registrant. Incorporated by reference to Exhibit 2.1 to the registrant’s Form 8-K filed on June 26, 2003.

2.2	Earnout Agreement, dated as of June 13, 2003, among the Stockholders of Viewpoint International, Inc. and the registrant. Incorporated by reference to Exhibit 2.2 to the registrant’s Form 8-K filed on June 26, 2003.

3.1	Articles of Incorporation of the registrant. Incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-Q for the fiscal quarter ended August 29, 2003.

3.2	Bylaws of the registrant. Incorporated by reference to Exhibit 3(a) to the registrant’s Form 10-Q for the fiscal quarter ended September 2, 2005.

4.1	Registration Rights Agreement dated as of June 13, 2003 among the registrant and the Sellers listed on Schedule 1 thereto. Incorporated by reference to Exhibit 2.3 to the registrant’s Form 8-K filed on June 26, 2003.

5.1	Opinion of Sheridan B. Johnson.

23.1	Consent of Sheridan B. Johnson (included as part of Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney.

24.2	Power of Attorney (included on signature page)
Item 17. Undertakings
          The undersigned registrant hereby undertakes:
          (a) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:
(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” Table in the effective Registration Statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
          The undersigned registrant hereby undertakes that:
          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A under the Securities Act of 1933 and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective.
          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 30, 2005.

Oxford Industries, Inc.

By:	/s/ J. Hicks Lanier
Name: J. Hicks Lanier
Title: Chairman of the Board and Chief Executive Officer
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Hicks Lanier, Thomas Caldecot Chubb III, and Sheridan B. Johnson and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Hicks Lanier J. Hicks Lanier	Chairman and Chief Executive Officer (Principal Executive Officer)	November 30, 2005

/s/ Thomas Caldecot Chubb III Thomas Caldecot Chubb III	Executive Vice President (Principal Financial Officer)	November 30, 2005

/s/ K. Scott Grassmyer K. Scott Grassmyer	Senior Vice President, Controller and Chief Accounting Officer	November 30, 2005

* Cecil D. Conlee	Director	November 30, 2005

* Thomas Gallagher	Director	November 30, 2005

Signature	Title	Date
* J. Reese Lanier	Director	November 30, 2005

* S. Anthony Margolis	Director	November 30, 2005

* James A. Rubright	Director	November 30, 2005

* Robert E. Shaw	Director	November 30, 2005

* Clarence H. Smith	Director	November 30, 2005

* Helen B. Weeks	Director	November 30, 2005

* E. Jenner Wood III	Director	November 30, 2005

* By:	/s/ Sheridan B. Johnson
Sheridan B. Johnson
as Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
2.1	Stock Purchase Agreement, dated as of April 26, 2003, among Viewpoint International, Inc., the Stockholders of Viewpoint International, Inc. and the registrant. Incorporated by reference to Exhibit 2.1 to the registrant’s Form 8-K filed on June 26, 2003.

2.2	Earnout Agreement, dated as of June 13, 2003, among the Stockholders of Viewpoint International, Inc. and the registrant. Incorporated by reference to Exhibit 2.2 to the registrant’s Form 8-K filed on June 26, 2003.

3.1	Articles of Incorporation of the registrant. Incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-Q for the fiscal quarter ended August 29, 2003.

3.2	Bylaws of the registrant. Incorporated by reference to Exhibit 3(a) to the registrant’s Form 10-Q for the fiscal quarter ended September 2, 2005.

4.1	Registration Rights Agreement dated as of June 13, 2003 among the registrant and the Sellers listed on Schedule 1 thereto. Incorporated by reference to Exhibit 2.3 to the registrant’s Form 8-K filed on June 26, 2003.

5.1	Opinion of Sheridan B. Johnson.

23.1	Consent of Sheridan B. Johnson (included as part of Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney.

24.2	Power of Attorney (included on signature page)